UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

GenCorp Inc.

Delaware	1-1520	34-0244000
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road Rancho Cordova, CA	95742
(Address of principal executive offices)	(Zip Code)

Kathleen E. Redd (916) 355-2361

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1- Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of GenCorp Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto and is publicly available at http://investor.gencorp.com/sec.cfm.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this report.

Section 2 Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

No.	Description

1.02*	Conflict Minerals Report of GenCorp Inc as required by Rule 13p-1 under the Securities Exchange Act of 1934

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GenCorp Inc.

Date: May 30, 2014	By:	/s/ Kathleen E. Redd

Kathleen E. Redd
Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

No.	Description

1.02*	Conflict Minerals Report of GenCorp Inc. as required by Rule 13p-1 under the Securities Exchange Act of 1934

*	Filed herewith.